Exhibit 10.15

Amendment No. 1 to Option and License Agreement

This Amendment No. 1 (this “Amendment”), effective as of June 23, 2020, amends certain provisions of the Option and License Agreement dated September 4, 2019, between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), having its principal place of business at 4747 Executive Drive, Suite 1150, San Diego, CA 92121 and GREEN CROSS LABCELL CORPORATION, a Korean corporation (“GCLC”), with its principal place of business at 107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do, 446-850, 16924, Republic of South Korea (hereinafter the “Original Agreement”).

WHEREAS, Artiva and GCLC find it in their respective interests to amend the provision of the Original Agreement as set forth below.

NOW THEREFORE, for consideration duly given, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following:

1.	Except as expressly amended hereby, the Original Agreement shall continue to remain in full force and effect in accordance with its terms.

2.	Section 10.5(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Additional Effects of Termination. Upon any termination of this Agreement, except termination of this Agreement by Artiva under Section 10.2, effective as of such termination, Artiva shall promptly (i) assign and transfer (or cause to be assigned and transferred) to GCLC or its designee (and provide copies of) all Regulatory Materials and Regulatory Approvals held in the name of Artiva, or any Affiliate it controls (within the meaning of Section 1.1), relating to any Licensed Product, including related correspondence with Regulatory Authorities and (ii) disclose to GCLC, and grant to GCLC a Right of Reference and Use (as that term is defined in 21 C.F.R § 314.3(b) or any non-United States equivalent) with respect to, all pre-clinical and clinical data, including pharmacology and biology data, in Artiva’s or its applicable controlled Affiliates’ Control with respect to any Licensed Product. For purposes of this Section 10.5(c) only, the term ‘Licensed Product’ shall exclude: (i) any Licensed Product solely developed by Artiva and/or its Affiliates in the Field and in the Territory; and (ii) any Licensed Product developed by a Third Party or Third Parties other than GCLC or its Affiliates (whether alone or in collaboration with Artiva, any of its Affiliates or any other Third Party), the manufacture, use or sale of which is not claimed by, and does not use, any GCLC Core Technology or GCLC’s interest in Joint Inventions and Joint Patents.”

3.

This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. The Parties agree that signatures transmitted by electronic means (e.g. facsimile or a scanned version of the executed agreement in PDF format attached to an e-mail) shall bind the Parties. This Amendment is otherwise governed by the terms and conditions of the Original Agreement, except as amended hereby.

IN WITNESS WHEREOF, each of the undersigned parties have had this Amendment executed by its duly authorized representatives.

ARTIVA BIOTHERAPEUTICS, INC.		GREEN CROSS LABCELL CORPORATION

By:	/s/ Thomas J. Farrell	By:	/s/ Dae-Woo Park
Printed Name: Thomas J. Farrell		Printed Name: Dae-Woo Park
Title: Chief Executive Officer		Title: Chief Executive officer